newsrelease
CTS CORPORATION Elkhart, Indiana 46514   (574) 293-7511

April 25, 2006
FOR RELEASE: Immediately

CTS ANNOUNCES STRONG FIRST QUARTER RESULTS
Diluted Earnings Per Share Up 78% Year-Over-Year
CTS Raises EPS Guidance for 2006

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced first quarter 2006 diluted earnings per share of $0.16, up 78% over the same period last year, on sales of $150.5 million, a 3% decrease from the first quarter of 2005. This was the sixteenth consecutive quarter of year-over-year earnings per share growth.

First quarter sales declined $4.8 million primarily from expected weaker EMS sales into computer markets and declining component sales for mobile handset applications. Partially offsetting this decline was a 9% increase in automotive component sales, as well as increased sales of electronic components for infrastructure applications.

Net earnings in the first quarter were $6.2 million or $0.16 per diluted share. This included a charge of $0.04 per share for the previously announced consolidation of the Berne, Indiana operation and associated costs. Excluding the restructuring charge, adjusted diluted earnings per share were $0.20. First quarter results benefited $0.03 per share due to the favorable settlement of a long-standing insurance claim.

“Despite expected lower overall sales, CTS demonstrated solid growth in automotive products and component sales for infrastructure applications. We are also very pleased with our strong first quarter earnings, which reflect improved business mix as well as the benefits of continued cost reductions,” commented Donald Schwanz, CTS Chairman and Chief Executive Officer.

Based on the first quarter results and our outlook for the remainder of the year, at this time, we are maintaining our prior full-year 2006 guidance of 6% - 8% in sales growth over 2005 and increasing our earnings per share guidance. Full-year adjusted diluted earnings per share are now expected to be in a range of $0.75 to $0.80, excluding $0.08 per share for full-year Berne restructuring and related charges.

Capital expenditures of $2.5 million were 1.6% of sales in the first quarter 2006. The full-year 2006 capital expenditures are expected to be in the range of $18 - $20 million.

SEGMENT INFORMATION
(Dollars in millions)

	First Quarter 2006		First Quarter 2005		Fourth Quarter 2005

	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$ 67.6	$ 10.4	$ 64.2	$ 3.6	$ 62.3	$ 12.1
Electronics Manufacturing Services (EMS)	82.9	1.0	91.1	2.1	92.3	3.0
Segment Operating Earnings		11.4		5.7		15.1
Expenses not allocated to business segments:
- Restructuring and related charges		(2.1)
Total	$150.5	$9.3	$155.3	$ 5.7	$154.6	$ 15.1

Components & Sensors: Components and sensors sales increased $3.4 million or 5% over the first quarter of 2005 primarily on the strength of automotive and electronic components. Partially offsetting this were declines in component sales for handset applications, a business the Company is intentionally exiting, and our divestiture of the Low Temperature Co-fired Ceramic (LTCC) product line. Segment operating earnings increased on higher sales, improved margins from cost reductions, better product mix, higher royalty income and a favorable insurance claim settlement, partially reduced by start-up costs related to our new facility in the Czech Republic, which we expect to be fully operational in early third quarter.

Components and sensors sales increased $5.3 million or 9% from the fourth quarter of 2005 reflecting strong automotive product demand. Despite the favorable impact of higher sales and the favorable insurance claim settlement in the first quarter, segment operating earnings decreased from the fourth quarter primarily from reduced pension income, Czech Republic start-up costs and less favorable product mix. In addition, fourth quarter 2005 earnings benefited from gain on sale of assets.

EMS: EMS sales decreased $8.3 million or 9% from the first quarter of 2005 driven primarily by lower sales to Hewlett Packard. The segment operating earnings decrease was primarily due to lower volumes and timing of certain overhead expenses.

Compared to the fourth quarter of 2005, EMS segment sales decreased $9.4 million or 10%. Total segment operating earnings decreased $1.9 million on lower volumes and timing of certain overhead expenses.
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Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, April 26, 2006 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 888-639-6205 (703-925-2608, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 3:15 p.m. EDT on April 26, 2006, through 11:59 p.m. EDT on May 3, 2006. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 825567. There will also be a live audio webcast of the conference call, which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with CTS' business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact:     Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
  Mitchell J. Walorski, Director of Investor Relations
  CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
  Telephone (574) 293-7511 FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)
	Three Months Ended
	April 2	April 3,
	2006	2005

Net sales	$150,493	$155,330

Costs and expenses:
Cost of goods sold	118,419	127,115
Selling, general and administrative expenses	16,737	17,757
Research and development expenses	4,092	4,787
Restructuring charge	1,962	-

Operating earnings	9,283	5,671

Other expenses (income):
Interest expense	1,111	1,717
Other	(128)	(445)
Total other expenses	983	1,272

Earnings before income taxes	8,300	4,399

Income tax expense	2,075	1,012

Net earnings	$6,225	$3,387

Net earnings per share:
Basic	$0.17	$0.09

Diluted	$0.16	$0.09

Cash dividends declared per share	$0.03	$0.03

Average common shares outstanding:
Basic	35,821	36,398

Diluted	40,234	40,979

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
(In thousands of dollars)

	April 2,	December 31,
	2006	2005 *

Cash and cash equivalents	$12,637	$12,029
Accounts receivable, net	94,136	91,265
Inventories, net	61,450	60,564
Other current assets	19,813	16,816
Total current assets	188,036	180,674

Property, plant & equipment, net	106,278	109,676
Other assets	243,865	243,586

Total Assets	$538,179	$533,936

Notes payable and current portion
of long-term debt	$14,294	$13,463
Accounts payable	62,681	67,196
Other accrued liabilities	40,552	39,274
Total current liabilities	117,527	119,933

Long-term debt	68,208	68,293
Other obligations	16,206	16,139
Shareholders' equity	336,238	329,571

Total Liabilities and
Shareholders' Equity	$538,179	$533,936

* The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES

OTHER SUPPLEMENTAL INFORMATION

The following table reconciles actual and projected earnings per share, diluted to adjusted actual and projected earnings per share, diluted for the Company:

	Actual		Projected
	Three Months Ended		Twelve Months Ended
	April 2, 2006	April 3, 2005	December 31, 2006
Earnings per share, diluted	$0.16	$0.09	$ 0.67 - $ 0.72
Tax affected charges to reported diluted earnings per share:
Restructuring and related charges	0.04	-	0.08

Adjusted earnings per share, diluted	$0.20	$0.09	$ 0.75 - $ 0.80

Adjusted earnings per share, diluted is a non-GAAP financial measure. The most directly comparable GAAP financial measure is earnings per share, diluted. CTS calculated adjusted earnings per share, diluted for the first quarter of 2006 and full year projected adjusted earnings per share, diluted to exclude the per share impact of restructuring and related charges resulting from the consolidation of CTS' Berne, Indiana, facility. We exclude the impact of this item because it was a discrete event which had a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.

CTS uses adjusted earnings per share, diluted measures, to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted earnings per share, diluted measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance. Because adjusted earnings per share, diluted measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted earnings per share, diluted measures are useful to its management, investors and stakeholders in that they:

-	provide a truer measure of CTS' operating performance,

 - reflect the results used by management in making decisions about the business, and

 - help review and project CTS' performance over time.

We recommend that investors consider both actual and projected earnings per share, diluted and actual and projected adjusted earnings per share, diluted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS 131 required reconciliation in the notes to the company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always excludes the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.